                                                     EXHIBIT 10.19
                                                     **OMITTED INFORMATION
                                                     DENOTED BY ASTERISKS (***)
                                                     HAS BEEN FILED SEPARATELY
                                                     WITH THE COMMISSION AND IS
                                                     SUBJECT TO A CONFIDENTIAL
                                                     TREATMENT REQUEST**

                        ACRYLONITRILE EXCHANGE CONTRACT


         THIS CONTRACT, made as of January 1, 1994 by and between Sterling Chemicals, Inc., a Delaware corporation ("Sterling") having a plant at Texas City, Texas (the "Plant"), and Monsanto Company, a Delaware corporation ("Monsanto").

                             W I T N E S S E T H :

         WHEREAS, Sterling desires to exchange Acrylonitrile with Monsanto and Monsanto desires to exchange Ammonia and Propylene with Sterling, on the terms and conditions herein after specified, including the Terms and Conditions set forth in Attachment 1 hereto, which is incorporated herein by reference:

         NOW THEREFORE, in consideration of the following mutual covenants, Sterling and Monsanto agree:

         1. GOODS. Sterling shall deliver Acrylonitrile meeting the specifications set forth in Exhibit A hereto, which is incorporated herein by reference (as used with reference to Sterling's delivery obligation, herein called the "Goods") to Monsanto in exchange for Ammonia and Propylene meeting the specifications set forth, respectively, in Exhibits B and C hereto, which are incorporated herein by reference ( as used with reference to Monsanto's delivery obligation, herein called the "Goods") to be delivered by Monsanto to Sterling, together with the differential to be paid by Monsanto to Sterling as hereafter provided in Section 4.

         2. PERIOD. The period of this Contract shall be January 1, 1994 through December 31, 1998.

         3. QUANTITY. Subject to all the terms and conditions hereof, the Goods to be delivered hereunder by Sterling shall be Monsanto's annual purchase requirement for such Goods in excess of Monsanto's own production of Acrylonitrile, which excess is estimated to be between * * * * and * * * * per calendar year, subject to the General Terms and Conditions set forth in Attachment 1 hereto. For each 1 pound of Goods to be delivered by Sterling to Monsanto during each calendar quarter of the Contract Period, Monsanto shall deliver to Sterling either * * * * pounds of Ammonia and * * * * of Propylene, or Sterling's actual ratio of the usage of Ammonia and Propylene in the production of each one pound of the Goods during such calendar quarter, whichever is less. Promptly after the close of each calendar quarter, but not later than thirty (30) days thereafter, Sterling shall compute such actual ratio of usage for such quarter, and Monsanto will be appropriately and equitably debited or





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credited for deliveries of Ammonia or Propylene to correct for any over or under deliveries which may have occurred during such quarter.

         4. (a) DIFFERENTIAL. For the first calendar quarter immediately following the effective date of this Contract, in addition to the Goods to be exchanged by Monsanto for each 1 pound of the Goods delivered each month by Sterling in conformance with the terms hereof, Monsanto shall pay Sterling a differential fee of * * * *, subject to the General Terms and Conditions set forth on Attachment 1. Within thirty (30) days following the end of each calendar quarter * * * * of such * * * * per pound fee shall be adjusted up or down as follows: * * * * shall be adjusted by the same percentage change as shall have occurred in the average costs per KWH for electric power at the Plant between the second calendar quarter of 1993 and such average costs for the calendar quarter just ended; * * * * shall be adjusted by the same percentage change as shall have occurred in the average hourly labor costs for workers employed at the Plant between the second calendar quarter of 1993 and such average costs for the calendar quarter just ended; and * * * * shall be adjusted by the same percentage change as shall have occurred in the Industrial Commodity Index (less fuel and related power) contained in the Department of Labor, Bureau of Labor Statistics, Product Price Index, between the first calendar quarter of 1994 and such Index for the calendar quarter just ended; less a negative * * * * (i.e., a steam credit against the preceding adjustments) which negative amount (steam credit) shall be adjusted by the same percentage change as shall have occurred in the average cost per million BTUs for natural gas used at the Plant between $2.30 per million BTUs and the average cost per million BTUs for such gas for the calendar quarter just ended. Any change in the * * * * fee required shall be made retroactively effective to the first day of the calendar quarter in which the computation is made, with appropriate debits or credits issued between the parties for shipments made during such quarter prior to the making of the adjustment calculations. For all proceeding calendar quarters after the first calender quarter of this Contract, the estimated conversion fee will be taken as the final conversion fee for the previous quarter.

         (b) For each one (1) pound of Goods delivered by Sterling in excess of * * * * in a calendar year, Monsanto will pay Sterling a revised Differential equal to one-half of the Differential defined in Section 4(a) above plus one-half of "Sterling's volume weighted average $/lb. margin" on all Acrylonitrile export shipments (meeting or exceeding Sterling's standard sales specifications) during the calendar year in question. "Sterling's average $/lb. margin" shall be defined as Sterling's average per pound sales price in $/lb. for Acrylonitrile exported (meeting or exceeding Sterling's standard sales specifications) during the calendar year in question (adjusted to F.O.B. Sterling's Texas City Plant and adjusted for any Temporary voluntary or Competitive Allowances or other price adjustments extended to customers by Sterling) reduced by Sterling's average per pound cost in $/lb. of Ammonia and contained Propylene used during such calendar year. Such revised Differential shall begin when * * * * is exceeded and shall be estimated





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by Sterling; provided that premium grade Acrylonitrile sold by Sterling at a premium price shall not be included in the calculation of "Sterling's average $/lb. margin." Promptly after the close of any calendar year in which such revised Differential is payable, Sterling shall compute such actual revised Differential and shall debit or credit Monsanto for any under or over payment."

         5. SPECIFICATIONS. The specifications attached hereto shall not be changed without the mutual agreement of both parties. It is understood, however, that if at any time during the Contract period general market conditions change so that Monsanto can no longer make products acceptable to its customers from Goods meeting the attached specifications, Monsanto shall notify Sterling promptly and if the parties are unable, after attempting to do so in good faith, to reach agreement on revised specifications for the Goods, Monsanto may, by and effective upon notice to Sterling suspend its obligations to obtain from Sterling hereunder so much of the Goods as to which such conditions prevail, without liability, until such time as Monsanto and Sterling either reach agreement on revised specifications for the Goods, or Sterling otherwise modifies the Goods so that Monsanto is able to make products therefrom acceptable under then current general market conditions, and during any such suspension period, Monsanto may obtain its requirements for so much of the Goods as require revised specifications from others who can meet such revised specifications. Any such suspension period shall not operate to extend the Contract Period.

         6. DELIVERIES. The FOB point where title and risk of loss shall pass to Sterling from Monsanto on the Goods to be delivered by Monsanto shall be (a) in the case of delivery by pipeline, when the Goods are delivered to the first flange of Sterling's receiving pipelines at the Plant; and (b) in the case of delivery by tankcar or barge, when the carrier tenders delivery of the tankcar or barge to Sterling at the Plant. The FOB point where title and risk of loss shall pass to Monsanto from Sterling on the Goods to be delivered by Sterling shall be when the Goods have been loaded aboard the delivering tankcar, barge or ship and possession of the conveyance is in the carrier. The method of delivery shall be by pipeline for Propylene; by barge for Ammonia; and by barges or ships furnished or arranged for by Monsanto, or by tankcars furnished by Sterling, for Acrylonitrile, all as Monsanto may specify from time to time.

         7. SPECIAL TERMINATION ASSIGNMENT RIGHTS. Monsanto may terminate its quantity obligation with respect to so much of the quantity of Goods to be purchased [exchanged] hereunder as is consumed directly or indirectly by any business of Monsanto which Monsanto elects to sell to any third party or which Monsanto elects to discontinue, by giving Sterling at least one hundred eighty
(180) days prior notice of the quantity to be terminated. IN the event of the sale of any Goods consuming business and not withstanding the prohibition against assignment contained in Section 12 of the "General Terms and Conditions", Monsanto may assign this Contract with the consent of Sterling (which consent





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will not be unreasonably withheld) to any one or more third parties which purchase a business of Monsanto which consumes, directly or indirectly, a quantity of the Goods covered hereby to the extent of the quantity so consumed, provided at least thirty (30) days prior notice is given to Sterling of any such assignment. Sterling shall be deemed to have approved any such assignment unless it has raised objections to such assignment within the thirty (30) day period. In all cases involving the sale by Monsanto of any Goods consuming business, Monsanto agrees to use all reasonable efforts to assign the relevant quantities to the purchaser provided Sterling has not objected to such assignment within the thirty (30) day notice period referenced above. In the event, however, that Monsanto (i) is unable to assign the relevant quantities to the purchaser or (ii) Sterling does not consent to the assignment, Monsanto may nevertheless terminate its obligations with respect to any such quantity in accordance with the one hundred eighty day notice provision set forth above.

         5. FAVORED NATIONS. Sterling shall promptly notify Monsanto of any conversion or exchange during the contract Period by Sterling of Acrylonitrile functionally equivalent to the Goods covered hereby for use or consumption within the United States at a delivered cost to the third party involved (adjusted to a net price FOB Sterling's Plant) which is lower than the delivered cost to Monsanto at Sterling's Plant, Texas City, then applicable to the Goods hereunder, and Monsanto shall thereupon be entitled to exchange hereunder a quantity of the Goods at such lower delivered cost (adjusted to a net price FOB Sterling's Plant) equal to the quantity of Acrylonitrile so disposed of to such third party.

         9. GOODS AND RECORDS. If Monsanto so requests, Sterling shall make available to an independent certified public accounting firm, mutually acceptable to Monsanto and Sterling and paid for by Monsanto such of Sterling books and records as shall be necessary to permit such accountants to verify the propriety and correctness of any matter relevant to Sterling's performance of this Contract or one or more of the provisions hereof, provided, however, that such accountant shall report to Monsanto only his conclusion concerning the correctness and accuracy of Sterling's calculations and whether there has been a correct application of the Contract provisions or, if not, what such firm considers to be the correct calculations and/or application of the contract. Such firm shall agree to keep confidential the information of Sterling to which it has access pursuant to such agreement as Sterling may reasonably require, and shall not otherwise divulge any of the data of Sterling which it has inspected or reviewed without the consent of Sterling.

         10.     WATERBORNE DELIVERY & MEASUREMENT

                 (a) Monsanto shall give reasonable prior notice of vessel arrival and permitted laytime applicable to the vessel. After Sterling accepts a vessel





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         nominated by Monsanto, Sterling shall provide a safe berth at all times for any such vessel placed for loading/unloading by Monsanto.

                 (b) Vessels shall be handled with all reasonable expediency and any delay beyond permitted laytime of which Sterling has been advised by Monsanto for the type of equipment used shall be paid for by Sterling. Sterling accepts that, from January 1, 1993 and for all further shipments of product from Texas City, Texas, to Monsanto, the permitted laytime will be 1,500 barrels per hour plus three (3) free hours of time for every barge loaded during one trip of the unit tow.

                 (c) Sterling shall inspect all barges and vessels to ensure cleanliness so as not to affect purity of the Goods to be loaded.

                 (d) Inspection of the quantity and quality of Goods being loaded upon or unloaded from barge(s) at the loading or unloading point shall be performed by a licensed inspector of petroleum products, who shall be mutually agreed upon by the parties, and the cost for such service shall be shared equally by Monsanto and Sterling. The determination of the quantity of Goods delivered hereunder shall be determined by taking the opening and closing inventory of Sterling's properly calibrated still shore tank before and after each shipment, unless such quantity determination is proven to be in error. For invoicing purposes volume shall be corrected to 60 Fahrenheit in accordance with applicable ASTM tables. Inspection of quality of the Goods shall be made on representative samples of the Goods taken from loading flange of Monsanto's barge or ship at loading point by a licensed inspector of petroleum products. In the event that a disagreement should arise as to quantity or quality, an inspection will be made by such mutually agreed upon licensed inspector of petroleum products and the results of such inspection shall govern, the cost to be borne by the party proven to be in error.

                 11. PIPELINE MEASUREMENTS. On all deliveries hereunder the quantity delivered shall be measured by meters. The following provisions (a) through (j) shall apply as to determination of quantity:

                          (a) Sterling shall operate and maintain at no expense to Monsanto, the Goods (Propylene) custody transfer meter station located at or near the West Gate parking lot at the Plant. Such meter station shall be equipped with facilities necessary to determine accurately the quantity of Goods delivered by Monsanto hereunder and such measurement station shall be operated and maintained by Sterling in accordance with good industry practice. The primary measuring device shall be a recording turbine meter, or such other primary measure device as may be mutually agreed upon by the parties and shall be equipped with such provers, recorder and equipment as





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                          appropriate and shall be installed and operated, all
                          in accordance with appropriate American Petroleum Institute (API) standards including Chapter 5 Section 3 of API Manual of Petroleum Measurement Standards (A part of API-2534).

                          (b) Monsanto, or its representative, may, at its option, install a check meter or meters at or near the FOB point for checking Sterling's measurement. Said meter shall be so installed as to not interfere with the operation of Sterling's metering facilities. The calibrating and adjusting of Monsanto's meters and the changing of charts and reading of charts on Monsanto's meters shall be done only by Monsanto, or its representative. Monsanto, or its representative, shall have access at all reasonable times to its equipment and shall make all repairs to said equipment at no expense to Sterling. Sterling shall have access at reasonable times to Monsanto's charts, records and calculations on written request to Monsanto.

                          (c) Monsanto, or its representative, upon prior notice to Sterling and at Sterling's option accompanied by a Sterling employee or representative, shall have access at all reasonable times to the meters and equipment used in determining the quantity and quality of the Goods delivered hereunder, including all instruments used by Sterling or its designated representative, but the reading, metering and testing thereof and the changing of charts shall be done only by the agents or representatives of Sterling and only upon notice to Monsanto. Upon written request of Monsanto, Sterling shall submit to Monsanto records, charts and calculations from Sterling subject to return by Monsanto within 45 days after receipt thereof.

                          (d) At least once a month, and on a date as near the first of the month as practicable, Sterling shall at the joint expense of Sterling and Monsanto, prove and test or cause to be proved and tested the meters and instruments, in the presence of Monsanto, or Monsanto's representative, and the parties hereto shall jointly observe any adjustments which are made, should same be necessary. Sterling shall give Monsanto at least three days' prior notice of the date and time all such tests and proving are to be conducted so that Monsanto may conveniently have its representative present.

                          (e) Sterling shall, upon notice to Monsanto, cause the custody transfer meters to be read for billing purposes on a monthly basis, as close to the date of proving as possible.





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                          Monsanto shall have the right to be present for such
                          reading and a certified copy of such reading shall be supplied to Monsanto.

                          (f) Monsanto, at its expense, shall have the right to request that the meter be inspected and checked for calibration by an independent qualified third party at any time between normal Sterling recalibration intervals; if, as a result of such inspection, the meter is determined to be inaccurate by 1/2 percent or more, the cost of said inspection and subsequent recalibrations shall be borne by Sterling.

                          (g) Following any test, any metering equipment found to be inaccurate to any degree shall be adjusted immediately to measure accurately, or, if applicable, an appropriate correction factor shall be agreed upon. If upon any calibration any metering equipment is found to be inaccurate by 1/2 percent or more, registration from said metering equipment and any payments based upon such registration shall be corrected at the rate of such inaccuracy for any period of inaccuracy which is definitely known or agreed upon, but in the case the period is not definitely known or agreed upon, then for a period extending back one-half of the time elapsed since the previous test, not exceeding however, 15 days.

                          (h) If for any reason any meter is out of service, out of repair, or is found registering inaccurately and the error is not determinable by ordinary test, so that the quantity of Goods delivered through such meter cannot be ascertained or computed from the readings thereof, the quantity of Goods so delivered during the period same is out of service, out of repair, or is found to be so registering inaccurately shall be estimated and agreed upon by the parties hereto upon the basis of the best available data, using the first of the following methods which is feasible:

                                  (i)      By using the registration of any
                                  check measuring equipment of Monsanto and/or
                                  Monsanto's representative, if installed and registering accurately.

                                  (ii)     By correcting the error if the
                                  percentage of error is ascertainable by
                                  calibration, special test, or mathematical calculation; or

                                  (iii)    By such other method as shall be
                                  mutually agreed upon by the parties hereto.





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                          (i)     If the parties are unable to agree on
                          quantities delivered as a result of a meter inaccuracy determined pursuant to Section 11 (g) above, or if there is disagreement as to whether the Goods meet the relevant specifications attached hereto, either party may, on ten days' written notice to the other party, submit such question to such independent third party as may be mutually agreed, and the decision of such third party shall be binding on the parties. Costs of such determination shall be borne equally by each party.

                          12. NOMINATION/FORECAST. Monsanto shall at least thirty (30) days prior to the beginning of each calendar quarter give Sterling a nomination of Monsanto's deliveries of the Goods and requests for delivery of the Goods, each at the respective points of delivery for in the Contract. These quarterly volume nominations regarding Acrylonitrile offtake will be made in 5 million pound ranges with the minimum nomination being 30 million pounds and the maximum being 50 million pounds. All pounds delivered to Monsanto during the quarter will be invoiced according to the fee schedule above in Section 4. If, however, Monsanto's conversion with Sterling is greater than the 30 million pound per quarter minimum and Monsanto has given Sterling the required notification regarding this volume need or Sterling has agreed to a change of the volume nomination, then the Fixed Component for the additional volume, (pounds above 30 million per quarter) will be adjusted from the $0.03 per pound set forth in Section 4. The fee for the first 10 million pounds taken above the 30 million pound minimum per quarter (pounds between 30 and 40 million) will be based on a Fixed Component fee of $0.0275 per pound and the next 10 million pounds taken (between 40 and 50 million) per quarter will have a Fixed Component fee of $0.0250 per pound.



                 MONSANTO COMPANY                   STERLING CHEMICALS, INC.

                 BY: _________________________      BY: ________________________

                 TITLE _________________________    TITLE ______________________





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                                  ATTACHMENT 1

                                MONSANTO COMPANY
                                      AND
                            STERLING CHEMICALS, INC.

                          General Terms and Conditions

         If, and to the extent that, the transaction governed by the following Terms and Conditions is a sale and purchase transaction the phrase "shipping party" shall mean "Seller", and the phrase "receiving party" shall mean "Buyer", unless the context requires otherwise. In the event of a conflict between these "General Terms and Conditions" and the specific terms and conditions in the Contract to which they are attached, such specific terms and conditions shall govern.

         1. EXCUSE OF PERFORMANCE (a) Shipments and deliveries may be suspended by either party in the event of: Act of God, declared or undeclared war, acts of the public enemy, riot, fire, explosion, accident, flood, sabotage, blockades, embargoes, insurrections, epidemics, landslides, lightening, earthquakes, storms, hurricanes, washouts, civil disturbances, arrests; lack of adequate fuel, power, raw materials, labor, containers or transportation facilities; compliance with federal, state, local, municipal, civil and military governmental and governmental agency requests, laws, regulations, orders, actions, requisitions, restraints or directives; breakage, failures, disruptions, and necessary maintenance of machinery or apparatus; national defense requirements or any other event, whether or not of the class of kind enumerated herein, beyond the reasonable control of such party; or in the event of labor trouble, strike, slowdowns, lockout or injunction (provided that neither party shall be required to settle a labor dispute against its own best judgment); which event hinders, limits or makes impracticable the performance of this Contract or the manufacture, consumption, sale, exchange, shipment, receipt, use or obtaining of the Goods or any raw material, or any product manufactured or processed therefrom or therewith.

         (b) If either party determines that its ability to obtain or supply the total demand for the Goods which it is supplying pursuant to this Contract, or obtain any or a sufficient quantity of any material used directly or indirectly in the manufacture of the Goods, is hindered, limited or made impracticable by any event referred to in Section 1(a) such party shall allocate its available supply of the Goods or such





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material (without obligation to acquire other supplies of any such Goods or material) among itself and its other contract customers and the other party to this Contract on a fair and equitable basis without liability for any failure of performance which may result therefrom, except, if the transaction covered hereby is an exchange, for any liability for imbalances stated in this Contract.

         (c) Shipments suspended or not made by reason of this section shall be canceled without liability except, if the transaction covered hereby is an exchange for any liability for imbalances arising out of such cancellation, but this Contract shall otherwise remain unaffected.

         (d) The affected party shall invoke this Section 1 by promptly notifying the other party in writing of the nature of this event on which it relies and the estimated extent and duration of the suspension. During the continuance of any such event the affected party shall not be obligated to purchase Goods from another source to fulfill its obligations hereunder. If the event relied upon is one which prevents the affected party from obtaining raw materials, the affected party agrees to give the other party the option for the duration of the inability of the affected party to obtain such raw materials, to convert the Contract into an exchange agreement under which the other party shall be entitled to obtain from the affected party a quantity of the Goods up to the quantity to which such other party is otherwise entitled (not to exceed the maximum quantity) and which can be produced on a stoichiometric basis from the quantities of the raw materials in short supply which such other party can arrange to be delivered to the affected party, and the affected party shall supply any other required raw materials. If the other party exercises such option, such other party shall, in addition to the raw material to be delivered to the affected party, and the affected party shall supply any other required raw materials. If the other party exercises such option, such other party shall, in addition to the raw material to be delivered by such other party pay the affected party per unit of the Goods delivered under the exchange a differential equal to the sales price per unit of the Goods otherwise then applicable under the contract less the then prevailing market value of the stoichiometric amount of the raw material delivered by the other party and contained in the unit of Goods delivered by the affected party under the exchange. During any such exchange period, the provisions hereunder applicable to exchanges shall apply. In such event, the affected party will, in addition to deliveries otherwise due the other party, deliver to the other party an amount of Goods equivalent to the quantity which may be made from the raw materials supplied by the other party, but the aggregate amount of Goods from either source shall not exceed the





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total amount of Goods to which such other party was otherwise entitled before such option was exercised.

         2. SHIPMENTS. Receiving party shall provide shipping party with reasonable advance notice of its desired schedule for shipment of Goods. If the transaction covered hereby is an exchange, orders for shipments of Goods shall be at a monthly rate as uniform as reasonably practicable, unless otherwise provided in this Contract. If the transaction covered hereby is a sales, the Seller shall not make any shipments under this Contract until released in accordance with separate purchase orders or releases issued by Buyer's using locations and Seller shall not be required to ship more than thirty percent (30%) of Seller's maximum annual quantity obligation in any quarter without Seller's prior consent.

         3. LOADING AND UNLOADING. Shipping party agrees to load, and receiving party agrees to unload, carriers or transports furnished by the other party within, as applicable, any free time specified by tariffs on file with the applicable regulatory bodies or as otherwise specified by the carrier and to pay any charges resulting from its failure in this regard, provided either such party, as applicable, has been advised, prior to commencement of unloading, or loading, as the case may be, of carrier's permitted free time. A party shall not be excused from its obligations to pay such charges by the provisions of Section 1 if the event relied upon occurs after the carriers or transports have been accepted for loading or unloading, as the case may be.

         4. IMBALANCES. This Section 4 shall have application only if the transaction covered hereby is an exchange. both parties shall endeavor, insofar as practicable, to keep the exchange in balance in accordance with the provisions of this Contract. Unless otherwise provided in this Contract, an over-delivering party shall not be required to make any further shipments hereunder if the Goods shipped pursuant to this Contract are not in balance until such imbalance is eliminated or reduced, by the shipment of Goods to the over-delivering party, to a level acceptable to the over-delivering party, even if the imbalance results from an event described in Section 1 hereof. If such imbalance does result from an event described in Section 1, the over-delivery party may, in lieu of awaiting for the imbalance to be brought into balance, require that any over-deliveries be returned or that the over- deliveries be paid for by the under-delivering party at such price as may be agreed upon. Such action by the over-delivering party shall not limit any rights or remedies of the over-delivering party. A party shall not be entitled to refuse to make shipments due to such an





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imbalance if such imbalance has resulted from its failure to accept and receive
Goods in accordance with the provisions of this Contract. Any such reduction or elimination of such an imbalance shall occur within thirty (30) days following a request from the over-delivering party that such imbalance be reduced or eliminated. Upon the termination or expiration of this Contract, the over-delivering party shall be entitled to receive, within sixty (60) days following the date of such expiration or termination, the quantity of Goods required to bring the exchange in balance and payment of any differential due to it. An imbalance may be eliminated by a cash payment to the over-delivering party, rather than by the shipment of Goods, if (i) any imbalance is less than one full load in accordance with the method of shipment provided for in this Contract or (ii) the obligation of the party making such payment to ship the Goods required to eliminate an imbalance has been suspended pursuant to Section 1 hereof. such cash payment, which shall be in addition to any payment due for any differential, shall be based upon the market price for the Goods, as determined by the over-delivering party, at the time such payment is made, or at the time such payment becomes due, whichever amount is greater. all provisions of this Contract shall be deemed applicable to deliveries made subsequent to the expiration or termination of this Contract for the purpose of eliminating an imbalance.

         5.      LIMITED WARRANTY and CHANGES IN SPECIFICATION.  Subject to
Section 6 and unless otherwise expressly provided herein, the shipping party warrants; (i) title to the Goods shipped and (ii) that the Goods shipped, shall conform to the shipping party's standard specifications (or to the attached specifications, if any). Subject to the preceding sentence and except as otherwise expressly provided herein, SHIPPING PARTY MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE, OR ANY OTHER MATTER WITH RESPECT TO THE GOODS, whether used alone or in combination with any other material. Shipping party shall not make any change in raw materials or methods of manufacturing employed in producing the Goods without the prior approval of receiving party, unless any such change will have no affect on the continued suitability of the Goods to receiving party even though such Goods would continue to meet specifications.

         6. LIMITATION OF LIABILITY. (a) Within fifteen (15) days after actual receipt by the receiving party at its consuming location of each shipment of the Goods, the receiving party shall examine such Goods for any damage, defect or shortage. all claims for any cause whatsoever (whether such cause be based in Contract negligence, strict liability, other tort or otherwise) shall be deemed waived unless made in writing and received by the shipping party within thirty (30) days after such actual receipt of the Goods by the receiving party in respect to which such claim is made, provided that s to any such cause not reasonably discoverable within such thirty (30) day period (including that discoverable only in processing, further manufacture, other use or resale), any claim shall be made in writing and received by the shipping party within ninety (90) days after such actual receipt by the receiving party of the Goods in respect to which such claim is made, or within thirty (30) days after the receiving party learns of the facts giving rise to such claim, whichever shall first occur.
Any claim for non- delivery of such Goods shall be deemed waived unless made in writing and received by the party alleged to have failed to deliver such Goods within ninety (90) days following the expiration or termination of this Contract. Failure of a party to receive written notice of any claim within the applicable time period shall be deemed an absolute and unconditional waiver by the other party of such claim irrespective of whether the facts giving rise to such claim shall have then been discovered or whether processing, further manufacture, other use or resale of the Goods shall have then taken place.

         (b) THE RECEIVING PARTY'S EXCLUSIVE REMEDY SHALL BE FOR DAMAGES, AND THE SHIPPING PARTY'S TOTAL LIABILITY FOR ANY AND ALL LOSSES AND DAMAGES ARISING OUT OF ANY CAUSE WHATSOEVER (WHETHER SUCH CAUSE BE BASED IN CONTRACT, NEGLIGENCE, STRICT LIABILITY, OTHER TORT OR OTHERWISE) SHALL IN NO EVENT EXCEED THE THEN PREVAILING CONTRACT MARKET PRICE, IF THE TRANSACTION IS AN EXCHANGE, OR THE THEN PREVAILING CONTRACT PRICE, IF THE TRANSACTION IS A SALE, FOR THE QUANTITY OF GOODS IN RESPECT TO WHICH SUCH CAUSE ARISES, OR, AT SHIPPING PARTY'S OPTION, THE REPAIR OR REPLACEMENT OF SUCH GOODS, AND IN NO EVENT SHALL THE SHIPPING PARTY BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, SPECIAL, INDIRECT OR PUNITIVE DAMAGES RESULTING FROM ANY SUCH CAUSE. The shipping party shall not be liable for, and the receiving party assumes liability for, all personal injury and property damage connected with the transportation, possession, processing, further manufacture, other use or resale of the Goods by or on behalf of the receiving party or its customers, whether the Goods are used alone or in combination with any other material or are resold by receiving party. transportation charges for the return of the Goods shall not be paid unless authorized in advance by the party initially shipping the Goods.

         (c) If the shipping party furnishes technical or other advice to the receiving party, whether or not at the request of the receiving party, with respect to processing, further manufacture, other use or resale of the Goods, the shipping party shall not be liable for, and the receiving party assumes all risk of, such advice and the results thereof.

         7. TITLE AND RISK OF LOSS. Unless otherwise provided in this Contract, title to and risk of loss of Goods shall pass to the receiving party and delivery by the shipping party shall take place (a) in the case of delivery by pipeline, immediately after the Goods pass the last flange on the shipping party's property, (b) in the case of delivery into tankcars, upon delivery of the loaded tankcars by the shipping party to the carrier outside shipping party's property (c) in the case of delivery into tanktrucks or other trucks, immediately after such trucks leave the shipping party's property, and (d) in the case of delivery into barges or ship tankers immediately after the Goods pass the last flange in the shipping party's loading line.

         8. PATENTS. Subject to Section 6 and unless otherwise expressly provided herein, the shipping party warrants that the Goods supplied pursuant to this Contract, except for those made for the receiving party according to the receiving party's specifications; provided, however, Monsanto (as Buyer or receiving party) shall not assert against Sterling (as Seller or shipping party) any claim for infringement based on Sterling's use of the technical Information as defined in and licensed to Sterling under the License Agreement, (Exhibit 2.1(a) to the Asset Purchase Agreement between Monsanto and Sterling) dated the date hereof, in the operation of Sterling's plant to produce the Goods in accordance with procedures employed in such plant by Monsanto as of the date of the License Agreement. This warranty is given upon condition that the receiving party promptly notify the shipping party of any claim or suit involving the receiving party in which such infringement is alleged and that, if the shipping party is affected, the receiving party permit the shipping party to control completely the defense or compromise of any such allegation of infringement. the shipping party does not warrant that the use of the Goods or any material made therefrom, whether the Goods are used alone or in combination with any other material, will not infringe a patent. The shipping party reserves the right to terminate the shipping party's warranty under this
Section 8 at any time with respect to any undelivered Goods. In the event of such termination, the receiving party may thereafter refuse acceptance of such undelivered Goods and the receiving party may, within forty-five (45) days following such termination, terminate this Contract upon not less than thirty
(30) days' written notice to the other party.

         9. FREIGHT AND TAXES. Any new tax or any increase in an existing tax or governmental charge, paid by the shipping party, hereafter becoming effective imposed upon the sale, exchange or delivery of the Goods, such as sales tax, use tax, retailer's occupational tax, but excluding taxes based on production or income such as value added, gross receipts or franchise taxes, may, if the transaction covered hereby is a sale, be added to and included as a part of the price herein specified, provided that shipping party invoices such new charges within 90 days following the effective date of their imposition; and, if the transaction covered hereby is an exchange, and, if the effect of such new or increased tax or charge is to increase the cost to the shipping party of exchanging or delivering the Goods or procuring materials used therein, shipping party may notify the receiving party thereof, in writing, requesting an adjustment to the differential as a result of such factors. If the parties are unable to agree upon a satisfactory revision to such differential within forty-five (45) days following receipt of such notice, the shipping party may terminate this Contract upon thirty (30) days' written notice to the other party. Shipping party shall be entitled initially to assert that any Superfund tax (or tax of similar purpose or effect) or any increase in any such tax, should become a part of the differential to be paid, if the transaction covered hereby is an exchange, or should be added to the price for the Goods, if the transaction covered hereby is a sale, and to include the amount thereof in its invoices for the relevant Goods; provided however, that the shipping party shall not be entitled to continue to collect any such tax, or increase therein, unless such tax, or increase therein, is generally then being taken into account and being included in the differential, or added to the price, as the case may be, by other sellers or exchangers of the Goods covered hereby, and if such other sellers or exchangers are not generally collecting such tax, or increase therein, shipping party shall no longer attempt to collect any such tax, or increase therein, hereunder and there shall be a prompt refund of any amounts theretofore collected therefore from the receiving party. Except as otherwise expressly provided in the special terms and conditions which are applicable to this Contract, freight from the point of passage of title provided for in Section 7 for the Goods shall be for the account of receiving party.

         10. WEIGHTS. Unless otherwise specifically provided for herein, the shipping party's weights or measurements shall govern unless proven in error.

         11. COMPLIANCE WITH CERTAIN LAWS. Subject to Section 6 and unless otherwise expressly provided herein, the Goods shall be produced in compliance with the requirements of the Fair Labor Standards Act of 1938, as amended, and Executive Order 11246.

         12. ASSIGNMENT. Subject to the special terms and conditions applicable to this Contract and except as provided in the Asset Purchase Agreement of even date herewith between the parties, neither party shall (by operation of law or otherwise) assign its rights or delegate its performance hereunder without the prior written consent of the other party, and any attempted assignment or delegation without such consent shall be void. To the extent assignment is permitted hereunder this Contract shall be binding on any permitted assignee.

         13. MONTHLY REPORTS. If the transaction covered hereby is an exchange, each party shall, within thirty (30) days following the end of each month, provide the other party with a report stating the quantities delivered and received during the month and the calendar year pursuant to this Contract, as well as the exchange balances for such periods. the parties shall promptly attempt to reconcile any discrepancies apparent from such reports.

         14. MEET COMPETITION. (a) If the transaction covered hereby is a sale and if from time to time Monsanto can purchase Goods of functionally equivalent quality at a lower delivered cost than the delivered cost of the Goods then in effect hereunder and in an amount equal to at least Monsanto's annual purchase obligation hereunder for the then remaining balance of the Contract period, and Monsanto gives Sterling written notice thereof, Monsanto may purchase such Goods, unless within fifteen (15) days of receipt by Sterling of said notice Sterling shall meet such lower delivered cost for an equal quantity of Goods thereafter sold hereunder.

         (b) If the transaction covered hereby is an exchange and if from time to time Monsanto can obtain, by exchange or conversion, Goods of functionally equivalent quality at a lower delivered cost than the delivered cost of the Goods then in effect hereunder, and in an amount equal to at least Monsanto's annual exchange obligation hereunder, for the then remaining balance of the contract period, and Monsanto gives Sterling written notice thereof, Monsanto may obtain such Goods by exchange or conversion, unless within fifteen (15) days of receipt by Sterling of said notice, Sterling shall meet such lower delivered cost for an equal quantity of Goods thereafter exchanged hereunder.

         (c) In either event, any quantity so obtained by Monsanto from another source shall be deducted from Monsanto's annual obligation hereunder, but the contract otherwise shall remain unaffected.

         15. MISCELLANEOUS. (a) Governing Law. The validity, interpretation and performance of this Contract and any dispute connected herewith shall be governed and construed in accordance with the laws of the state of Texas. Buyer (Sterling) has consented to service of process in the State of Missouri.

         (b) Set Off. Monsanto (or Buyer, as the case may be, and for purposes of this section 15 (b) herein called "Monsanto") may retain from any moneys due or sums payable to Seller (or Exchanger or sterling, as the case may be, herein called "Sterling") under this Contract and set off any such moneys or sums against any moneys, sums or claims owing by or due from Monsanto to third parties, which Sterling is not contesting in good faith and which result in any manner from Sterling's deficient performance or failure to perform under any agreements assigned to Sterling pursuant to the assets Purchase agreement between Monsanto and sterling.

         (c) Notices. Any notice required or permitted to be given under this Contract shall be deemed sufficient if (i) in writing and (ii) served either by
(a) depositing the same in the United States mail, property addressed as provided below, postage prepaid, registered or certified mail, and with return receipt requested, (b) delivering the same in person, or (c) sending a prepaid telegram of the same, confirmed by notice deposited in the mail in the manner provided in this Section 15(c). Unless otherwise provided in this Contract, any notice deposited in the mail in the manner provided in this Section 15(c) shall be effective upon the expiration of three days after the date on which it is so deposited, and any notice given in any other manner shall be effective only if and when it is received by the addressee. for the purposes of notice hereunder, the addresses of the parties hereto shall be as follows:

                                  BUYER:       Monsanto Company
                                               800 N. Lindbergh
                                               St. Louis, Missouri  63167
                                               Attn:  Director, Purchasing
                                                      Monsanto Chemical Co.


                                  SELLER:      Sterling Chemicals, Inc.
                                               1200 Smith, Suite 1900
                                               Houston, Texas  77002
                                               Attn:  Vice President, Commercial

Any party hereto may change its address for the purpose of notice hereunder by giving written notice of such change of address to the other party as specified in this Section 15(c)

         (d) Entire and Only Agreement. This Contract and all other related documents and instruments executed and delivered pursuant hereto constitute the entire and only understanding and agreement among the parties hereto with respect to the subject matter hereof and supersede all prior negotiations, understandings and agreements among such parties relating to the same subject matter.

         (e) Amendments. No alterations, modifications, amendments or changes of this Contract or any other related document or instrument executed and delivered pursuant hereto shall be effective or binding on any party hereto, unless the same shall be in writing and executed by all of the parties hereto.

         (f) Severability. If a court of competent jurisdiction declares that any provision of this Contract or any other related document or instrument executed and delivered pursuant hereto is illegal, invalid or unenforceable, then such provision shall be modified automatically to the extent necessary to make such provision fully enforceable. If such court does not modify any such provision as contemplated herein, but instead declares it to be wholly illegal, invalid or unenforceable, then such provision shall be severed from this Contract or such other document or instrument, and such declaration shall in no way affect the legality, validity and enforceability of the other provisions of this Contract or such other document or instrument to which such declaration does not relate. In such event, this Contract or such other document or instrument shall be construed as if it did not contain the particular provision held to be illegal, invalid or unenforceable, the rights and obligations of the parties hereto shall be construed and enforced accordingly, and this Contract otherwise shall remain in full force and effect.

         (g) Captions. The captions contained in this Contract are for the purpose of reference only and shall not affect in any way the meaning, interpretation or scope of this Contract.

         (h) Waivers. Any failure of any party hereto to comply with any of its obligations, agreements or conditions as set forth herein may be expressly waived in writing by the other party. No such waiver shall operate as a waiver of any other obligation, agreement or condition and the failure to enforce any provision hereof shall not operate as a waiver of such provision or of any other provisions hereof.

         (i) Multiple Counterparts. This Contract may be executed by the parties hereto in multiple counterparts, each of which shall be deemed to be an original for all purposes, and all of which together shall constitute one and the same instrument.

         (j) Invoices. Shipping party shall invoice receiving party for any differential due with respect to deliveries hereunder, or, if the transaction is a sale, for the purchase price due with respect to deliveries hereunder, and such invoices shall be paid net thirty (30) days from date of invoice.


7/27/94

                                   EXHIBIT A1

                         ACRYLONITRILE SPECIFICATIONS
                      MONSANTO CHEMICAL COMPANY--DECATUR

 PROPERTY                    UNIT    SPECIFICATION   TARGET    METHOD
 --------                    ----    -------------   ------    ------
 Appearance                  ----     Clear & Free    -----      602.282
 Water                       wt%      0.25 - 0.45     -----      602.204
 Color                       APHA        10 max       5 max      602.009
 Oxazole                     ppm        250 max       40 max     602.206
 Acetone                     ppm         75 max       50 max     602.205
 Acetonitrile                ppm        300 max       -----      602.205
 Acrolein                    ppm         20 max       10 max     602.205
 Inhibitor                   ppm         35-45        -----      602.216
 Iron                        ppm        0.2 max      0.1 max     TCQA-46
 Copper                      ppm        0.1 max       -----      TCQA-46
 Propionitrile               ppm        100 max       40 max     602.205
 Aldehydes, as ACH           ppm         35 max       -----     TCQA-138
 Methyl acrylonitrile        ppm        200 max       -----      602.205
 Cis-crotononitrile          ppm       report ppm     -----      602.205
 Acidity, as acetic acid     ppm       report ppm     15 max     602.210
 Benzene                     ppm         50 max       -----      602.205
 Peroxides                   ppm        0.2 max       -----      602.220
 Ph - 5% Aq.Sol                        6.6 - 7.3      -----      602.209

                                   EXHIBIT A2

                         ACRYLONITRILE SPECIFICATIONS
                   MONSANTO CHEMICAL COMPANY--PORT PLASTICS

PROPERTY                  UNIT             SPECIFICATION            TARGET           METHOD
- -------------------------------------------------------------------------------------------------
Appearance                ----             Clear & Free             ------           602.282
Color                     APHA             5 max                    ------           602.009
Water                     wt%              0.25 - 0.45              ------           602.204
Aldehydes, as ACH         ppm              35 max                   ------           TCQA - 138
Nonvolatile matter        ppm              100 max                  50 max           602.219
Inhibitor                 ppm              35-45                    ------           602.216
Acidity, as acetic        ppm              15 max                   ------           602.210
  acid
HCN                       ppm              5 max                    ------           602.208
Iron                      ppm              0.1 max                  ------           TCQA-46
Peroxides, as H202        ppm              0.2 max                  ------           602.220
Acetone                   ppm              50 max                   ------           602.205
Acetonitrile              ppm              300 max                  200 max          602.205
Copper                    ppm              0.1 max                  ------           TCQA-46
Oxazole                   ppm              100 max                  40 max           602.206
Acrolein                  ppm              15 max                   10 max           602.205
Propionitrile             ppm              50 max                   40 max           602.205
Methyl acrylonitrile      ppm              150 max                  120 max          602.205
PH - 5% Aq. Sol.                           6.6-7.3                  ------           602.209

                                   EXHIBIT B

                           MONSANTO CHEMICAL COMPANY

                               ANHYDROUS AMMONIA
                                COMMERCIAL GRADE

- --------------------------------------------------------------------------------

                             PRODUCT SPECIFICATION



 CHARACTERISTICS                      LIMITS                               METHOD NO.
 ---------------                      ------                               ----------
 Water                                0.25% min.                           AQC-268 A-82

                                      0.50% max.


 Oil                                  5 ppm max.                           42-7-2-64


 %NH2                                 99.5 min.                            Calculated


 Iron (as Fe)                         0.2 ppm*                             42-7-2-64


 *This is a typical value, not a
 specification.



 B.P. of anhydrous ammonia
 -- 33 degrees C
 W.P. of anhydrous ammonia
 -- 77 degrees C
Anhydrous ammonia out of cryogenic storage normally contains 0.05 ppm CL




- --------------------------------------------------------------------------------
SUBMITTED TO                                                          DATE

                                                                         4/22/86

                                   EXHIBIT C

                                       TO
                        ACRYLONITRILE EXCHANGE CONTRACT

                            PROPYLENE SPECIFICATIONS


                                                           Monsanto
                                                             Test
Specification                      Method                  Property
- -------------                      ------                  --------
Propylene, Wt. %                   92, Min.                   304

Paraffins, Wt. %                    8, Max.                   304

C2s, Wt. %                          0.4, Max.                 304

C4s, Wt. %                          0.2, Max.                 304

Total diunsaturates,
   Wt. ppm (including
   acetylene, methyl-
   acetylene, allene)              100, Max.                  304

Total H, O, N, CO, CO2             100, Max.                  311
   Wt. ppm                                                    475
                                                              318

Halides (as C1),                    10, Max.                  G-23
   Wt. ppm

Total Sulfur (as S),
   Wt. ppm                          10, Max.                  G-27

Water, Wt. ppm                      50, Max.               On-stream
                                                           analyzer

MeOH, Wt. ppm                       50, Max.                  371

Green Oil, Wt. ppm                  10, Max.                  372